Exhibit 99.1

Allied World Announces Fourth Quarter 2012 Loss Estimates from Superstorm Sandy

ZUG, Switzerland – December 20, 2012 – Allied World Assurance Company Holdings, AG (NYSE: AWH) announced today that it expects to record approximately $165 million in catastrophe related losses in the fourth quarter of 2012 related to Superstorm Sandy which struck the Atlantic coastline of the United States in late October. This amount is pre-tax and net of reinsurance recoverables and reinstatement premiums.

President and Chief Executive Officer Scott Carmilani commented, “As a diverse property and casualty underwriter in the United States with large direct commercial account exposures and a reinsurer of both commercial and personal risks, this loss is within our expectation for an event of this magnitude. While we caution that all estimates should be considered preliminary at this point, we believe the $165 million that Allied World is reporting reflects a realistic appreciation of the severity of Superstorm Sandy as well as a thorough review of our insurance and reinsurance exposures in the region.”

A breakout of Allied World’s estimated gross and net losses from Superstorm Sandy, by operating segment, is indicated below (in millions):

Segment	Gross Loss	Net Loss
U.S. Insurance[1]	$26	$21
International Insurance	92	74

Total Insurance[2]	118	95
Reinsurance[3]	81	70

Total	$199	$165

1.	Includes property and inland marine lines.
2.	The company co-participates in its property catastrophe reinsurance coverage on its direct insurance business attaching at $175 million.
3.	Includes property and marine lines. Net loss for Reinsurance segment includes anticipated inward reinstatement premiums of $10 million.

Allied World’s direct loss estimates are primarily derived from a detailed analysis of exposures on each of the company’s policies in the impacted areas. For our reinsurance treaties in-force, while we place some reliance upon the losses reported to us by our cedents, we use the high end of their estimates as a starting point and may build in additional loss reserves in excess of the high end of their range. This assumes an industry loss event approaching $25 billion. Actual ultimate losses may vary materially from current estimates due to inherent uncertainties resulting from several factors, including the application of hurricane deductibles, magnitude of business interruption claims, classification of cause of loss, the preliminary nature of loss data available, and potential inaccuracies and inadequacies in the data that has been provided to us.

About Allied World Assurance Company

Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch. Please visit www.awac.com for further information on Allied World.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Source: Allied World Assurance Company Holdings, AG

Contact:

Media:

Faye Cook, VP, Marketing & Communications

1-441-278-5406

faye.cook@awac.com

or

Investors:

Keith J. Lennox, Investor Relations Officer

1-646-794-0750

keith.lennox@awac.com